UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 19, 2015

Wells Financial Corp.
(Exact name of registrant as specified in its charter)

Minnesota	333-202694	41-1799504
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

53 First Street, S.W., Wells, Minnesota	56097
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(507) 553-3151

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

WELLS FINANCIAL CORP.

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2015, the Board of Directors of Wells Federal Bank (the “Bank”), the wholly-owned subsidiary of Wells Financial Corp. (the “Registrant”), entered into an employment agreement with James D. Moll, President and Chief Executive Officer of the Bank, effective as of June 17, 2015 (the “Agreement”).  The Agreement has a term of 36 months and provides for a base salary at a rate of not less than his current base salary of $175,000 per year.  Mr. Moll is entitled to participate in an equitable manner with all other senior management employees of the Bank in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management employees from time to time.  Mr. Moll is also entitled to participate in and receive the benefits of any plan or policy of the Bank which may be or may become applicable to senior management relating to pension or other retirement benefit plans, profit-sharing, stock options or incentive plans, life insurance, short and long term disability, medical or other benefit plans applicable to employees or senior management of the Bank. Mr. Moll may receive a reasonable expense account and reimbursement for all reasonable out-of-pocket expenses that he incurs in connection with his service for the Bank. The agreement also provide for certain payments to Mr. Moll following his termination of employment due to a change in control, his death or disability, or upon termination without just cause (as defined in the Agreement).

The above summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9—Financial Statements and Exhibits

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.1           Employment Agreement between Wells Federal Bank and James D. Moll

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS FINANCIAL CORP.

Date:	August 25, 2015	By:	/s/ James D. Moll
James D. Moll
President and Chief Executive Officer
(Duly Authorized Representative)